MAXIM SERIES FUND, INC.

8515 EAST ORCHARD ROAD

GREENWOOD VILLAGE, COLORADO 80111

June 7, 2011

Maxim Series Fund, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Re:	Maxim American Century Growth Portfolio – Initial & L

Maxim Putnam Equity Income Portfolio – Initial & L

(the “Maxim Portfolios”)

Ladies and Gentlemen:

This opinion is furnished in connection with the registration of the shares of the Maxim Portfolios as part of Post-Effective Amendment No. 113 to the Registration Statement (“PEA 113”) for Maxim Series Fund, Inc. (the “Fund”). PEA 113 relates to the registration under the Securities Act of 1933, as amended (the “1933 Act”), of shares of the Maxim Portfolios, each of which is a series of the Fund. There are two Maxim Portfolios, each of which has two share classes, Initial and L. Class L shares include a 12b-1 fee.

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Amendment and Restatement and Amended and Restated By-Laws of the Fund, each as amended to date; Articles Supplementary of the Fund establishing the new series of the Fund; the resolutions adopted by the Board of Directors of the Fund relating to the authorization and issuance of the shares of the new series of the Fund, the Registration Statement and any amendments or supplements thereto; PEA 113; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, I am of the opinion that the shares of the Maxim Portfolios to be issued pursuant to the Registration Statement, when issued in accordance with the Registration Statement, and the Fund’s Articles of Amendment and Restatement and Amended and Restated By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission.

Very truly yours,

/s/ Beverly A. Byrne

Beverly A. Byrne
Chief Legal Counsel & Chief Compliance Officer